EXHIBIT 5.1

December 16, 2022

Matrix Service Company
15 East 5th Street, Suite 1100
Tulsa, OK 74103

Re:    Matrix Service Company 2020 Stock and
Incentive Compensation Plan (the “Plan”)

Ladies and Gentlemen,

We have examined the Registration Statement on Form S-8 to be filed by Matrix Service Company, a Delaware corporation (the “Company”), on December 16, 2022 with the Securities and Exchange Commission in connection with the proposed issuance of up to 625,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of the Plan.

We have also examined the Company’s Certificate of Incorporation, Bylaws, the Plan, resolutions of the Board of Directors of the Company, and such other Company records, instruments, certificates, and documents as we considered necessary or appropriate to enable us to express this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and, when issued and delivered in accordance with the Plan, will constitute validly issued, fully paid, and nonassessable shares of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Best regards,